Exhibit 99.2

             Children's Healthcare of Atlanta Selects Workstream for
                Performance Management and Compensation Planning
Implementation of Workstream Products Simplifies Process and Yields Cost Savings

Ottawa, ON. - September 28, 2004 - Workstream Inc.,(TM) (NASDAQ: WSTM), a provider of Enterprise Workforce Management software, today announced that Children's Healthcare of Atlanta, one of the leading pediatric healthcare systems in the country, has purchased Workstream for performance management and compensation planning. By implementing the Workstream products, Children's will improve the efficiency and effectiveness of their current processes, provide better performance assessment and create cost savings.

"Our manual, paper approach to compensation planning and performance management created high user dissatisfaction throughout the organization because it was time consuming and lacked the ability to electronically link individual employee goals with organizational goals," stated Linda Matzigkeit, Senior Vice President of Human Resources at Children's Healthcare of Atlanta. "With Workstream, we now can cascade system goals electronically throughout the organization and reduce the cycle time of processing pay adjustments."

Children's selected Workstream to equip its managers with powerful, easy-to-use technology to more effectively plan, manage and communicate performance and rewards programs for its more than 5,500 employees. Utilizing Workstream Performance and Compensation, Children's now can automate and streamline the planning process, align business goals with individual performance and pay, and ensure budget compliance by maintaining visibility and control over the entire process.

"For all companies budget compliance is critical. By implementing Workstream's pay for performance products, organizations like Children's Healthcare of Atlanta have the capability to optimize how precious compensation dollars are spent as well as linking organizational goals with performance and compensation," stated Michael Mullarkey, Chairman and CEO of Workstream.

About Children's Healthcare of Atlanta:

Children's Healthcare of Atlanta, one of the leading pediatric healthcare systems in the country, is a not-for-profit organization that benefits from the generous philanthropic and volunteer support of our community and state. With 430 licensed beds in two hospitals and more than 400,000 annual patient visits, Children's is recognized for excellence in cardiac, cancer and transplant services, as well as in many other pediatric specialties. To learn more about Children's Healthcare of Atlanta, visit the Web site at www.choa.org or call 404-250-kids.

About Workstream Inc:

Workstream Inc. (NASDAQ: WSTM) is a provider of hosted Enterprise Workforce Management software and professional services to the Global 2000. Workstream's products provide Recruitment, Performance, Compensation and Rewards Management for employees and corporations. Workstream was named to the Deloitte & Touche Fast 500 list of the fastest growing software companies for 2004. Through its 12 offices and 200 dedicated human resource employees across North America, Workstream services customers such as BearingPoint, Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, KPMG Canada, Motorola, Nike, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt, and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

Contact:
Tammie Brown
Workstream, Inc
1-877-327-8483 ext. 263
tammie.brown@workstreaminc.com